Forum Energy Technologies Reports 2012 First Quarter Net Income of $42.5 million

•	79% revenue growth over prior year quarter

•	Consolidated operating income margin of 19%

•	Full year net income guidance of $175 million to $185 million

HOUSTON, TEXAS, April 26, 2012 - Forum Energy Technologies, Inc. (NYSE:FET) today reported first quarter 2012 revenue of $363.5 million, up 79 percent over first quarter 2011 revenue of $203.1 million. Net income for the first quarter 2012 was $42.5 million, compared to first quarter 2011 net income of $12.4 million. Diluted earnings per share for the quarter were $0.57, a 185 percent increase over first quarter 2011 diluted earnings of $0.20 per share1.

First Quarter Results by Segment
Drilling & Subsea
Drilling & Subsea revenue in the first quarter was $213.1 million, an increase of 30 percent over pro forma revenue of $163.8 million in the first quarter 2011. Pro forma results for the first quarter 2011 include full period contribution from acquisitions that were completed later in 2011, as if those acquired businesses had been included in the financial results for the first quarter 2011. The Drilling & Subsea segment experienced strong revenue growth across all three products lines, with the Subsea Technologies product line generating the highest rate of growth. Global deepwater and subsea projects drove increased demand for Forum's Perry™ work class remote operating vehicles (ROVs) and contributed significantly to the segment's revenue growth. Segment operating income in the first quarter was $46.0 million, up from $31.3 million of pro forma operating income generated in the first quarter 2011. Operating income margins increased from 19.1 percent (pro forma) to 21.6 percent over the same period. Forum's 2011 investment in additional manufacturing and production capacity facilitated the growth in segment operating income. The improved results for the segment were also supported by increased volume and margins realized from drilling product sales in the quarter.
Production & Infrastructure
Production & Infrastructure reported revenue in the first quarter of $150.6 million, an increase of 53 percent over pro forma revenue of $98.6 million generated in the first quarter 2011. All three product lines experienced strong revenue growth, with the Flow Equipment product line more than doubling its revenue from the pro forma level of the first quarter 2011. North American fracturing activity and associated service intensity in the unconventional resource plays produced significant demand for Forum's consumable flow equipment products. Segment operating income was up 94 percent, from $15.3 million pro forma in the first quarter 2011 to $29.7 million in the first quarter 2012. Operating income margins also increased from 15.5 percent (pro forma) to 19.7 percent over the same period. Contributing to the growth in operating income was the increase in sales of consumable flow equipment products and valves. The Valve Solutions product line contributed to the segment's increased volume and operating margins due to the strength of the midstream valve market and the introduction of new products into the upstream oil and gas valve market.

Operational Review and Outlook
“Forum delivered outstanding top line growth this quarter compared to last year due to strong organic growth and the contribution of the eight acquisitions we completed in 2011,” remarked Cris Gaut, Chairman and Chief Executive Officer of Forum. “In the first quarter 2012, we experienced strong demand for our products across all of our lines of business and achieved significant improvements in our consolidated operating income margins. The investments we made increased our capacity to produce work class ROVs, surface production equipment and flow equipment, and allowed the company to address the strong demand from our customers for these products. We believe we are positioned to benefit from some of the more attractive growth trends in the industry.”
Forum issued net income guidance for full year 2012 of $175 million to $185 million.

Significant and Subsequent Events
Forum achieved a variety of significant product events in the first quarter. Forum's Davis-Lynch™ brand of casing and cementing tools won several awards from Energy Point Research's 2011 oilfield customer satisfaction survey, including the top rating for downhole cementing equipment; engineering and design; shale oriented applications and six other categories. Forum introduced a new multi-role ROV, the Tomahawk™ in March 2012, a more powerful and capable all-electric and ultra-deepwater vehicle. Forum's Subsea Technologies product line also announced the sale of ten of its most powerful work class vehicles, the Perry™ XLX. In addition, the Production Equipment product line announced the award of one of the largest de-salter units in the world for a U.S. Gulf Coast refinery, using its newest EDGE™ II de-salting technology.

Initial Public Offering and Concurrent Private Placement: Subsequent to the quarter, Forum completed an initial public offering (“IPO”) and began trading on the New York Stock Exchange on April 12, 2012, under the ticker “FET”. Forum simultaneously completed a $50 million private placement. In total, Forum issued 16,556,136 new shares of common stock in the IPO and concurrent private placement and received approximately $308 million in net proceeds that were used to repay outstanding borrowings. At the conclusion of the IPO and private placement, Forum's diluted share count was 92.3 million shares.

Conference Call Information
Forum's conference call is scheduled for April 27, 2012 at 9:00 AM CDT. During the call, the company intends to discuss first quarter 2012 results. To access the call, please call the conference call operator at 888.680.0890, or 617.213.4857 outside of North America. The access code is 55228193. A replay of the call will be available through May 4, 2012. The number for the replay is 888.286.8010 in the United States, or 617.801.6888 for international calls, and the access code is 43711080. The call will also be broadcast through the Investor Relations link on Forum's website. Attendees should log-in to the webcast or dial in approximately ten minutes prior to the call's start time.

Notes:
(1) Reported diluted earnings per share are as of period indicated and do not include the impact of the shares issued in the IPO and concurrent private placement, which occurred subsequent to the first quarter of 2012.

Forum Energy Technologies Inc. (NYSE: FET) is a global provider of manufactured technologies and applied products to the energy industry. With approximately 3,100 employees strategically located throughout the world, Forum is well positioned to provide the products and technologies essential to solving the increasingly complex challenges of the subsea, drilling and production sectors of the oil and gas industry. For more information, please visit Forum's website at www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.

These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Patrick Connelly - Vice President, Strategic Development
Investor Relations
281.949.2513
patrick.connelly@f-e-t.com

Media Contact
Donna Smith - Director, Marketing & Communications
281.949.2514
donna.smith@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of income
(Unaudited)
	Three months ended
	March 31,		December 31,
(in thousands of dollars, except per share information)	2012	2011	2011
Revenue	$363,489	$203,052	$336,719
Total operating expenses	293,276	180,420	286,146
Operating income	70,213	22,632	50,573
Interest expense	5,786	3,240	5,809
(Gain) loss on foreign exchange and sale of assets	31	64	(883)
Profit before income taxes	64,396	19,328	45,647
Provision for income tax expense	21,885	6,930	13,934
Net income	42,511	12,398	31,713
Less: Net income (loss) attributable to noncontrolling interest	29	29	(16)
Net income attributable to common stockholders	$42,482	$12,369	$31,729

Weighted average shares outstanding
Basic	67,960	58,322	67,807
Diluted	74,741	61,247	74,033

Earnings per share
Basic	$0.63	$0.21	$0.47
Diluted	$0.57	$0.20	$0.43

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets

(in thousands of dollars)	March 31, 2012	December 31, 2011
Assets	(unaudited)
Current assets
Cash and cash equivalents	$15,826	$20,548
Other current assets	651,476	598,038
Total current assets	667,302	618,586
Property and equipment, net of accumulated depreciation	132,514	124,840
Goodwill	606,564	600,827
Other long-term assets	260,862	263,062
Total assets	$1,667,242	$1,607,315
Liabilities and Equity
Current liabilities
Accounts payable—trade	103,361	97,642
Accrued liabilities and other current liabilities	92,524	92,251
Other current liabilities	74,054	64,759
Total current liabilities	269,939	254,652
Long-term debt, net of current portion	647,288	660,379
Other long-term liabilities	36,489	37,152
Total liabilities	953,716	952,183
Equity
Total stockholders’ equity	712,823	654,493
Noncontrolling interest in subsidiary	703	639
Total equity	713,526	655,132
Total liabilities and equity	$1,667,242	$1,607,315

Forum Energy Technologies, Inc.
Condensed consolidated statements of cash flows
(Unaudited)
	Three months ended March 31,
(in thousands of dollars)	2012	2011
Cash flows from operating activities
Net income	$42,511	$12,398
Depreciation and amortization	11,825	7,857
Other, primarily working capital	(33,411)	(24,671)
Net cash provided by (used in) operating activities	20,925	(4,416)
Cash flows from investing activities
Capital expenditures for property and equipment	(12,310)	(6,731)
Acquisition of businesses, net of cash acquired	(2,839)	(31,509)
Other	1,394	531
Net cash provided by (used in) investing activities	(13,755)	(37,709)
Cash flows from financing activities
Borrowings of long-term debt	39,313	7,439
Repayment of long-term debt	(52,397)	(136)
Other	3,902	31,509
Net cash provided by (used in) financing activities	(9,182)	38,812
Effect of exchange rate changes on cash	(2,710)	1,325
Net increase (decrease) in cash and cash equivalents	$(4,722)	$(1,988)
Cash and cash equivalents
Beginning of period	20,548	20,348
End of period	$15,826	$18,360

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)
	Three months ended
	March 31, 2012	March 31, 2011			December 31, 2011
(in thousands of dollars)	Actual	Actual	Adjustments (1)	Pro forma	Actual
Revenue
Drilling & Subsea	$213,064	$120,726	$43,066	$163,792	$193,532
Production & Infrastructure	150,595	82,326	16,321	98,647	143,187
Eliminations	(170)	—	—	—	—
Total revenue	$363,489	$203,052	$59,387	$262,439	$336,719

Gross profit
Drilling & Subsea	$79,214	$36,049	$24,366	$60,415	$69,812
Gross margin %	37.2%	29.9%		36.9%	36.1%
Production & Infrastructure	47,229	22,748	6,760	29,508	44,069
Gross margin %	31.4%	27.6%		29.9%	30.8%
Total Gross profit	$126,443	$58,797	$31,126	$89,923	$113,881

Selling, general and administrative expenses
Drilling & Subsea	$33,218	$20,767	$8,374	$29,141	$35,363
Percentage of D&S revenue %	15.6%	17.2%		17.8%	18.3%
Production & Infrastructure	17,537	12,362	1,863	14,225	16,801
Percentage of P&I revenue %	11.6%	15.0%		14.4%	11.7%
Corporate	4,099	3,064	31	3,095	4,984
Total selling, general and administrative expenses	$54,854	$36,193	$10,268	$46,461	$57,148

Operating income
Drilling & Subsea	$45,996	$15,282	$15,992	$31,274	$34,449
Operating income margin %	21.6%	12.7%		19.1%	17.8%
Production & Infrastructure	29,692	10,386	4,897	15,283	27,268
Operating income margin %	19.7%	12.6%		15.5%	19.0%
Corporate	(4,099)	(3,064)	(31)	(3,095)	(4,984)
Total Segment operating income	$71,589	$22,604	$20,858	$43,462	$56,733

EBITDA
Drilling & Subsea	$54,580	$21,509	$19,150	$40,659	$45,241
Percentage of D&S revenue %	25.6%	17.8%		24.8%	23.4%
Production & Infrastructure	32,778	12,257	5,232	17,489	30,216
Percentage of P&I revenue %	21.8%	14.9%		17.7%	21.1%
Corporate	(5,380)	(3,370)	(2)	(3,372)	(11,156)
Total EBITDA	$81,978	$30,396	$24,380	$54,776	$64,301

(1) Adjustments to reflect the eight acquisitions completed in 2011 as if each had occurred on January 1, 2011.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
	Three months ended
	March 31, 2012	March 31, 2011		December 31, 2011
(in thousands of dollars)	Actual	Actual	Pro forma	Actual
EBITDA reconciliation
Net income attributable to common stockholders	$42,482	$12,369	$22,463	$31,729
Interest expense	5,786	3,240	9,233	5,809
Depreciation and amortization	11,825	7,857	11,300	12,829
Income tax expense	21,885	6,930	11,780	13,934
EBITDA	$81,978	$30,396	$54,776	$64,301